                      SUPPLEMENT, DATED JULY 10, 1997, TO
                   PROSPECTUS SUPPLEMENT, DATED JULY 8, 1997

    The second sentence under "Description of Series G Preferred Stock - Dividends" on page S-5 of the Prospectus Supplement should read as follows:

    Dividends on shares of Series G Preferred Stock will be payable quarterly on March 1, June 1, September 1 and December 1 of each year, commencing September 1, 1997, for each of the quarterly periods beginning December 1, March 1, June 1 and September 1, respectively, and ending on and including the day next preceding the first day of the next such quarterly period.